Certificate of Amendment
of
the Amended and Restated Certificate of Incorporation
of
General Growth Properties, Inc.
Section 242 of the General Corporation Law of the State of Delaware
It is hereby certified that:

1.	The name of the corporation is General Growth Properties, Inc. (the “Corporation”).

2.	The Certificate of Incorporation of the Corporation was filed with the Secretary of State on July 1, 2010, amended on October 27, 2010, and amended and restated on November 9, 2010.

3.
This Amendment to the Corporation’s Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware shall become effective as of January 27, 2017 (the “Effective Time”), at such time the Corporation’s name shall be GGP Inc.

4.	To accomplish the foregoing Amendment to the Amended and Restated Certificate of Incorporation, Article I is amended and restated as follows:

“The name of the corporation (which is hereinafter referred to as the “Corporation”) shall be GGP Inc.”

5.
The Amendment of the Amended and Restated Certificate of Incorporation was authorized by resolution of the Board of Directors of the Corporation at a meeting duly called and held on September 15, 2016.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed on this 17th day of January, 2017.

/s/ Stacie L. Herron
Name: Stacie L. Herron
Title: Vice President & Secretary